Exhibit 16.1

SB Seale & Beers, CPA’s

Certified Public Accountants

PCAOB Registered Auditors - www.sealebeers.com

October 20, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 16, 2015 of American Riding Tours, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of RBSM LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

8250 W. Charleston Blvd. Suite 100, Las Vegas, NV 89117 Phone: (888) 727-8251